FOR IMMEDIATE RELEASE           December 6, 2004
                                Contact: Rosemarie Faccone
                                         Susan Jordan
                                         (732) 577-9996



         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                  ANNOUNCES NEW ACQUISITION


     Freehold, NJ, December 6, 2004 On December 6, 2004, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 306,000 square foot industrial building at 7410 Magi Drive, Hanahan, Berkeley County, South Carolina, for a purchase price of approximately $13,800,000. This property is net-leased to Norton McNaughton of Squire, Inc., for thirteen years, with a lease that is guaranteed by Jones Apparel Group, Inc., (NYSE:JNY). The building was purchased from North Point Park, LLC., a South Carolina limited liability company. Stan Johnson Company acted as broker for the seller.

      Eugene W. Landy, President, expressed his continued pleasure with the Company's progress in increasing its portfolio of high-quality industrial properties net-leased to investment grade tenants. "Our goal for 2005 is to acquire $30,000,000 in new properties for the REIT. We are well on our way to meeting this goal."

      Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-five industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Colorado and South Carolina. In addition, the Company owns a portfolio of REIT securities.

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